UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)
                               (Amendment No.___)*

                               MEDSOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58504N108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 30, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58504N108                    13G                     Page 1 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Cahill Investments, LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)
   -----------------------------------------------------------------------------
(b)
   -----------------------------------------------------------------------------
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Iowa
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.9%. This percentage is based upon 16,389,354 shares of Common Stock outstanding as of August 1, 2003, as reported by the Issuer in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     OO
________________________________________________________________________________

CUSIP No. 58504N108                    13G                     Page 2 of 4 Pages



Item 1(a).  Name of Issuer:


            MedSolutions, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            12750 Merit Park Drive, Park Central VII, Suite 770
            Dallas, Texas 75251
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Cahill Investments, LLC
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            3330 Southgate Ct SW, Cedar Rapids, Iowa 52404
            ____________________________________________________________________

Item 2(c).  Citizenship:


            Iowa
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, $.001 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            58504N108
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


           Not applicable

CUSIP No. 58504N108                    13G                     Page 3 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          1,000,000
          ______________________________________________________________________

     (b)  Percent of class:

          5.9% This percentage is based upon 16,389,354 shares of Common Stock outstanding as of August 1, 2003, as reported by the Issuer in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 1,000,000


          (ii)  Shared power to vote or to direct the vote: 0


          (iii) Sole power to dispose or to direct the disposition of: 1,000,000


          (iv)  Shared power to dispose or to direct the disposition of: 0



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable
         _______________________________________________________________________

Item 8.  Identification and Classification of Members of the Group.


         Not applicable
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


          Not applicable
          ______________________________________________________________________

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 58504N108                    13G                     Page 4 of 4 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  November 25, 2003                    CAHILL INVESTMENTS, LLC

                                             By: /s/ Larry Cahill
                                                ----------------------
                                                Name: Larry Cahill
                                                Title: Managing Member